Code of Conduct

IGM Financial Inc.

Investors Group Inc.

Mackenzie Financial Corporation

Investment Planning Counsel Inc.

October 2008

Last Reviewed November 2020

TABLE OF CONTENTS

1. Purpose and Scope	3

YOUR OBLIGATIONS	4

CONSEQUENCES OF BREACH	4

GUIDANCE AND FURTHER INFORMATION	4

OBLIGATION TO REPORT CODE BREACHES	5

EXCEPTIONS	5

2. Corporate Responsibility	6

3. Behaviour in the Workplace	6

DISCRIMINATION	6

HARASSMENT	6

OTHER UNACCEPTABLE BEHAVIOUR	7

REPORTING PROCEDURES AND DISCIPLINE	7

4. Privacy	8

PERSONAL INFORMATION	8

CONFIDENTIAL INFORMATION	8

5. Conflicts of Interest and Corporate Opportunities	9

OUTSIDE BUSINESS ACTIVITIES	10

6. Insider Trading and Reporting	10

7. Fair Competition	12

8. Payments, Gifts and Entertainment	12

9. Fraud Prevention	13

REPORTING, INVESTIGATION AND REQUESTS FOR INFORMATION OR ASSISTANCE	13

10. Integrity of Financial Information and Reporting Concerns	14

11. Communicating with Others	14

DISCLOSURE OF FINANCIAL AND CORPORATE INFORMATION	14

REQUESTS FROM REGULATORS	15

MEDIA CONTACT	15

PERSONAL COMMUNICATIONS	15

POLITICAL INVOLVEMENT	15

12. Acceptable Use of Company Resources	16

13. Intellectual Property	17

COMPANY INTELLECTUAL PROPERTY	17

INTELLECTUAL PROPERTY OF OTHERS	17

REPORTING	18

14. Further Information	18

In this Code of Conduct, the term:

•	“IGM” refers to IGM Financial Inc.

•	“Company” refers to:

•	IGM and

•	Investors Group Inc., Mackenzie Financial Corporation and Investment Planning Counsel Inc., and all of their respective subsidiaries.

•	“Compliance Officer” refers to

•	in the case of IGM, the Chief Compliance Officer of IGM and

•	in the case of a particular Company, the senior compliance officer of that Company as designated by the Chief Compliance Officer of IGM.

1. Purpose and Scope

The Code of Conduct (the “Code”) sets out standards of conduct which must be followed by all directors, officers and employees of IGM. This includes directors, officers and employees of subsidiaries in every jurisdiction in which the Company operates unless a comparable code, approved by the Boards of Directors of the subsidiary and IGM, applies to such subsidiary.

In certain circumstances, the Company may be represented by third parties in the sale, service or administration of our financial products or services. In addition, the Company may contract with third parties to perform specific business functions or services. The Company has established Business Practices and Procedures to help you determine if this Code, or certain provisions of this Code, or our Supplier Code of Conduct should apply to such third parties.

This Code applies to conduct in the workplace or at work-related activities. In addition, directors, officers and employees are reminded that their conduct outside the workplace may reflect upon the Company.

The Company is committed to integrity and ethical behaviour in all we do. High standards of conduct are important in maintaining the trust and confidence of our clients, shareholders, others with whom we do business, and the communities in which we live and work. All directors, officers and employees are Company representatives, and are expected to conduct themselves with both personal and professional integrity.

The Company is committed to fair dealing with all clients, employees, shareholders, suppliers, competitors and other stakeholders. Unfair dealing includes manipulation, concealment, abuse of privileged information, misrepresentation of material facts and other illegal or unethical practices.

This Code sets out key principles of business conduct that you are required to follow. It cannot address every situation you may encounter. It is supplemented by Company policies, procedures, guidelines, practices, standards, handbooks, manuals and job aids that apply to you in your position with the Company, which are referred to in this Code as “Business Practices and

Procedures.”

Your Obligations

As a condition of your employment or appointment, you must familiarize yourself with, and at all times comply with:

•	this Code;
•	Business Practices and Procedures applicable to you in your position with the Company; and
•	any law or regulation, or external code of conduct, standard or guideline applicable to you in your position with the Company.

This Code may be updated or amended from time to time and any changes will be communicated to you. It is your responsibility to review this Code and any amendments periodically to ensure you are in compliance with it.

Each year, you will be required to acknowledge that you have read this Code, that you understand your obligations under it, and that you agree to comply with it. However, in no event will compliance with this Code create any rights to continued employment or appointment.

Consequences of Breach

If you breach:

•	this Code;
•	any applicable Business Practice and Procedure; or
•	any law or regulation, or external code of conduct, standard or guideline applicable to you in your position with the Company you may be subject to disciplinary action, up to and including termination of your employment, appointment or contract with the Company, and you may also be subject to civil and/or criminal sanctions.

Guidance and Further Information

Should you encounter a situation for which this Code does not provide specific guidance, the following questions may help you make the right decision:

•	Is it fair and ethical?
•	Is it legal?
•	How would this situation be perceived by a co-worker, a client, a shareholder or a regulator?
•	How would this situation be perceived if it were made public?
•	Are my actions consistent with the overall values described in this Code?

If you are unsure of the legal, ethical or reputational implications of a particular situation, or would like further guidance related to a matter referenced in this Code, you should contact your Compliance Officer or Legal Department. Directors should consult the General Counsel or the Chair of the Board of IGM.

Obligation to Report Code Breaches

You must promptly report any known or suspected breach of this Code, any applicable law, regulation, external code of conduct, standard or guideline. This applies whether the breach or suspected breach involves you or another person subject to this Code. In addition, you have an obligation to report any instance where you become aware of or suspect illegal or unethical conduct by any of the Company’s clients or others with whom we do business that may affect our business relationship with them or the Company’s reputation.

If you are an officer or an employee, you should report any breach or suspected breach to the person identified in the applicable Business Practices and Procedures, as well as your Compliance Officer. If you are a director, you should report any breach or suspected breach to the General Counsel or the Chair of the Board of IGM.

Alternatively, you can report concerns confidentially, and anonymously – if you should choose, through one of the methods outlined in the Whistleblower Policy. The following options are available:

•	By web intake site at:
○	www.igmfinancial.ethicspoint.com
•	By e-mail addressed to the IGM CCO or IGM GC at:
○	Whistleblower Reporting Mailbox
•	By telephone to the Whistleblower Reporting hotline at:
○	For Canada and US: 1-844-231-3603
○	For Ireland: 1-800-550-000
○	For Hong Kong: 800-961763

The Company takes all breaches seriously, and therefore requires that they be investigated and responded to on a timely basis. You must co-operate fully with all investigations.

The Company will respect the confidentiality of those who raise a concern, subject to its obligation to investigate the concern and any obligation to notify others, including regulators and other authorities and third parties. You may choose to report any concern anonymously; however, the Company’s ability to fully investigate an anonymous report may be limited if it is unable to obtain additional information from you.

You should not attempt to conduct an investigation or verify your suspicions yourself. You need not be certain that an action or inaction breaches this Code, before you raise a concern. Genuine concerns, raised in good faith, will be investigated fully and appropriate action will be taken. The Company will not permit any reprisal, retaliation or disciplinary action to be taken against anyone for raising a concern in good faith. It is a breach of this Code to intentionally make a mischievous or malicious report.

Exceptions

Exceptions to the Code may only be granted in exceptional circumstances and only with the written approval of the General Counsel and CCO of IGM.

2. Corporate Responsibility

We have a longstanding commitment to act responsibly in everything that we do and in a way that emphasizes good governance, operational integrity, ethical practices and respect for our people, our clients, our community and the environment. IGM’s Corporate Responsibility Statement reflects the core values that guide our directors, officers and employees in conducting activities on behalf of the Company.

Business Practices and Procedures were adopted in furtherance of IGM’s Corporate Responsibility Statement, recognizing our responsibility to uphold principles, policies and procedures that promote integrity and risk management, provide an inclusive environment where everyone can thrive, and manage our environmental footprint responsibly. Directors, officers and employees are expected to abide by these Business Practices and Procedures.

3. Behaviour in the Workplace

The Company is committed to maintaining a professional and inclusive workplace where all individuals who do business with or for us are treated with dignity and respect, and individual qualities, characteristics and differences are valued. Every individual has a right to work in an environment that is free from discrimination or harassment as described below.

This applies to your interactions with co-workers, clients, service providers and anyone else you encounter in your work. It applies to conduct in the workplace or in work-related activities, including any office, client premises or location in which Company business is conducted, where Company-related business or social activities take place, or where conduct could potentially have an impact on the workplace or workplace relations.

Discrimination

The Company is committed to providing equal opportunities in employment, appointment and advancement based on appropriate qualifications, requirements and performance, and does not tolerate unlawful workplace discrimination. You must not unlawfully discriminate on the basis of, among other things, age, sex, sexual orientation, race, national origin, religion or disability, or any other grounds outlined in the applicable human rights legislation(“Prohibited Grounds of Discrimination”).

Harassment

The Company does not tolerate sexual harassment or any other form of workplace harassment. Harassment is behaviour that creates an intimidating, threatening, hostile or offensive work environment, or unreasonably interferes with another person’s performance, employment or contractual opportunities.

The following are some examples of behaviour that may be considered harassment or discrimination:

•	comments or conduct that disparage or ridicule a person’s age, sex, sexual orientation, race, national origin, religion or disability;

•	mimicking a person’s accent, speech or mannerisms based on their age, sex, sexual orientation, race, national origin, religion or disability;

•	sexual remarks, jokes, innuendoes or gestures;

•	spreading malicious rumours;

•	aggressive or threatening gestures or comments;

•	shouting or slamming items on a desk;

•	refusing to work with people because of their age, sex, sexual orientation, race, national origin, religion or disability;

•	unwelcome advances, invitations, propositions or demands of a sexual nature;

•	unnecessary and unwanted physical contact; and

•	display or circulation of racist, derogatory, offensive or sexually explicit materials.

Performance management, which deals with performance counseling, discipline or other management actions to address job performance issues or other legitimate employment issues, does not in and of itself constitute harassment.

Other Unacceptable Behaviour

You must treat everyone you deal with in your work for the Company with dignity and respect. The Company will not tolerate threats, violence or other inappropriate behaviour in the workplace.

The use of alcohol and drugs may have a negative impact on your performance and on the Company’s reputation. Any form of drug and alcohol impairment on the job will be treated as a serious matter.

The use or possession of illegal drugs on Company property is prohibited at all times. In addition, alcohol use is prohibited on Company property, except under special circumstances specifically authorized by the Company, such as when alcohol is served at Company sponsored events. The use of medical marijuana or other controlled substances on Company property is permissible provided you first provide evidence to Human Resources that such use on Company property is medically authorized and necessary, your use is strictly limited to what is reasonably necessary in accordance with your physician’s recommendations, and it does not interfere with your ability to carry out the key functions of your role or interfere with any health and safety obligations. Any other use of marijuana or other controlled substances on Company property is prohibited at all times.

Reporting Procedures and Discipline

The Company promptly and thoroughly investigates all reports of unlawful discrimination, harassment or other prohibited behaviour in as confidential a manner as possible.

Where the Company determines that such behaviour has occurred, as with any breach of the Code, it will take appropriate disciplinary action against those responsible, which may include dismissal. The Company will not tolerate retaliation or retribution against anyone for reporting unlawful discrimination, harassment or other prohibited behaviour in good faith.

If you believe you are being subjected to unlawful discrimination, harassment or other prohibited behaviour, or if you observe or receive a complaint regarding such behaviour, you should report it to your leader or to the Human Resources Department.

For additional information on how to report complaints, please consult the applicable Business Practices and Procedures.

4. Privacy

Personal Information

The Company respects the personal information received from clients, employees, and other individuals. Personal information may include an individual’s home address and phone number, family and employment status, health information, and financial information.

You are required to comply with the IGM Privacy Policy. Any Privacy concerns, inquiries or requests that are Privacy related, should be directed to the IGM Privacy Officer.

Confidential Information

Confidential information of the Company or any aspect of its business activities must not be disclosed to any person, except in the necessary course of business, unless such information is made available to the public by the Company.

Examples of confidential information include non-public information about the Company’s:

•	operations, results, strategies and projections;
•	business plans, business processes and client relationships;
•	product pricing, and new product and other business initiatives;
•	prospective or actual clients, suppliers, re-insurers or advisors;
•	technology systems and proprietary products;
•	lawyer/client communications; and
•	merger, acquisition and divestiture plans, as well as confidential information the Company receives from other companies and from clients.

You are responsible for protecting any confidential information in your possession against theft, loss, unauthorized disclosure, access or destruction, or other misuse. To protect confidential information, you should:

•	only disclose confidential information to others within the Company on a need-to-know basis or when authorized to do so;
•	control access to confidential information by, for example, not leaving it unattended in conference rooms or discarding it in a public place;
•	refrain from discussing confidential Company business in public where you may be overheard, including in elevators, in restaurants, in taxis or on airplanes; and
•	comply with all relevant Business Practices and Procedures that have been established in your business area or office to safeguard confidential information, including those regarding the use of electronic communications, such as cell phones, Internet and e-mail.

Your obligation to protect the Company’s confidential information continues after your employment or appointment with the Company has ended. Any documents or materials containing confidential information must be returned when you leave the Company.

If you are uncertain about whether specific information must be kept confidential, or what procedures you should use to protect confidentiality, consult your leader or contact the Legal Department.

You must also comply with the requirements related to the confidentiality of material non-public information contained in established Business Practices and Procedures.

5. Conflicts of Interest and Corporate Opportunities

You must act in the best interests of the Company at all times. A conflict of interest arises when your personal interests interfere with the interests of the Company. A conflict of interest – even the appearance of a conflict of interest – may be harmful to the Company.

Any conflicts of interest, or potential conflicts of interests, must be disclosed, as set out below. Some conflicts may be permissible if they are disclosed, managed and approved. If you are not sure if you have a conflict of interest situation, you should discuss with your leader or contact the Legal Department. Otherwise, conflicts must be avoided.

Many situations could give rise to a conflict of interest, or to the appearance of a conflict of interest, such as the following:

•	using Company property, information or relationships, including opportunities of the Company, for direct or indirect personal gain;
•	working for, or assisting another organization that competes or has a business relationship with the Company;
•	engaging in outside business activities (see next section below)
•	in the case of employees, entering updates for your own account, or conducting personal trading;
•	receiving personal discounts or benefits from suppliers, service providers or other business connections of the Company, that are not generally available to others at the Company;
•	receiving gifts or entertainment that could influence, or appear to influence, business decisions;
•	directing business to a supplier that is owned or managed by a spouse, relative or close friend;
•	hiring, supervising or making a promotion decision about a spouse, relative or close friend;
•	you or a member of your family having a significant financial interest in a competing business, or in a current or prospective supplier or service provider;
•	becoming an insider in any public company by acquiring more than 10% of the voting rights of that company; and,
•	accepting an appointment to the board of directors or a committee of any organization whose interests may conflict with the Company’s interests, or accepting an appointment to the board of directors of any publicly traded company.

Since it is not possible to list all potential conflicts, you must exercise good judgement in anticipating situations that may give rise to a conflict of interest.

All potential and actual conflicts of interest, or transactions or relationships that may give rise to a conflict of interest, must be disclosed immediately. This requirement extends to any interests, transactions or relationships involving you, your immediate family or other individuals in close personal relationships with you.

Employees and officers who believe they may have a conflict of interest, become aware of the potential for a conflict of interest involving other people, or are uncertain whether the potential for a conflict of interest exists, must immediately notify their Compliance Officer. Directors should contact the General Counsel or the Chair of the Board of IGM.

Conflicts will be reviewed upon disclosure. When the review is completed, you will receive a written response from your Compliance Officer, the General Counsel or Chair of the Board of IGM.

Outside Business Activities

Officers and employees should be aware that engaging in outside business activities, such as taking a second job, running your own business, or accepting a directorship may be prohibited. The Company has established Business Practices and Procedures regarding participation in outside business activities. If you plan to engage in any outside business activities, you must familiarize yourself with and adhere to these Business Practices and Procedures.

In all cases, those activities should be disclosed to your Compliance Officer. Directors should disclose potential conflicts to the General Counsel or the Chair of the Board of IGM.

6. Insider Trading and Reporting

You must comply with all established Business Practices and Procedures relating to Insider Trading and Reporting. In particular, among other things:

•

You may not buy, sell or otherwise trade in securities of IGM, or Power Financial Corporation, Power Corporation of Canada, Great-West Lifeco Inc., Canada Life Capital Trust, The Canada Life Assurance Company, Great-West Lifeco Finance (Delaware) LP or Great-West LifeCo Finance 2018 LP (the “Public Affiliates”) if you possess material non-public information about those companies. This restriction does not apply to certain purchases of IGM common shares specifically referenced in certain share plans such as, but without limitation to, the Employee Share Ownership Plan and transfers of shares within the Employee Share Purchase Plan (i.e. non-registered to RRSP or TFSA). Trading with knowledge of material non-public information is illegal under applicable securities laws.

•

You may not disclose material non-public information about those companies (a practice commonly referred to as “tipping”) except in the necessary course of business. If you must communicate material non-public information about any of those companies in the necessary course of business, you should advise the recipient in writing not to disclose the information without written authorization from the appropriate company, and not to buy, sell or otherwise trade in the securities of the company until such time as the information has been generally disclosed to the public. You should be careful to avoid inadvertently disclosing material non-public information to your spouse, family members, friends and others as this could be considered tipping. Tipping is illegal under applicable securities laws.

•

You may not buy, sell or otherwise trade in the securities of a company with which the Company does business, if you possess material non-public information about that company, unless and until such information has become public. In addition, you may not tip others concerning such information.

•

No director or officer who is an insider may speculate in (e.g. sell a “call” or buy a “put”) the securities of IGM or any of its Public Affiliates regardless of whether or not he or she possesses material non-public information.

•

No director or officer who is an insider may knowingly sell short or otherwise sell the securities of IGM or any of its Public Affiliates if he or she does not own or has not fully paid for the Securities to be sold (other than in connection with a “cashless” exercise of an option where the individual is entitled to be issued a security upon payment of the exercise price).

•

Directors of IGM and Restricted Trading Officers (as designated by the President and Chief Executive Officer), may not buy, sell or otherwise trade in the securities of IGM or any of its Public Affiliates at any time without the approval of IGM’s Corporate Secretary.

•	Directors and certain Officers may be required to file reports of trades in securities of IGM or any of its Public Affiliates with regulatory authorities.

For these purposes, “material non-public information” about a company is information that:

•	has not been generally disclosed to the public through a news release, a communication to shareholders or widely reported media coverage; and
•

significantly affects, or would reasonably be expected to have a significant effect on, the market price or the value of any securities of the company or that could affect the investment decision of a reasonable investor.

Examples of material non-public information may include information about:

•	earnings or financial performance;
•	business operations, results, projections or strategic plans;
•	potential mergers, acquisitions or divestitures;
•	potential sales of assets;
•	gains or losses of major clients;
•	the introduction of new products;
•	public offerings of securities;
•	changes in senior management;
•	major changes in accounting policy; and
•	actual or threatened lawsuits or regulatory investigations.

If you are not sure whether information is material non-public information, you should contact the Corporate Secretary.

If you require guidance concerning potential insider trading, you should contact the Legal Department before buying, selling or otherwise trading in any securities.

7. Fair Competition

The Company is committed to conducting its business in compliance with all competition laws (also called “antitrust laws”). Competition laws cover a wide range of business and competitive conduct, and generally prohibit any agreement to restrain or injure competition in a significant way. Among other things, competition laws prohibit agreements and understandings with others (including competitors, clients or suppliers) to:

•	fix product prices;
•	rig bids;
•	boycott clients or suppliers;
•	allocate clients or markets; and
•	limit the sale or production of products or services.

Competition laws also prohibit deceptive marketing practices, including making false or misleading statements. Other business practices that unduly or substantially prevent, limit or lessen competition may also be prohibited. In certain circumstances, such practices may include “tied selling” (supplying a particular product or service to a client only if the client also agrees to purchase another product or service) and “exclusive dealing” (requiring a client to deal only or primarily in your product or service).

You must not engage in anti-competitive practices. You should familiarize yourself with and adhere to Business Practices and Procedures that have been established to guide you in avoiding anti-competitive practices. The failure to comply with competition laws may result in the prosecution of individuals, who could face substantial fines, damage awards and/or prison terms, and may subject the Company to criminal fines, administrative penalties and private lawsuits. Even allegations of anti-competitive behaviour can have a serious reputational impact. If you have any questions, you should contact the Legal Department.

If your work involves contact with competitors in any setting, including trade association meetings, it is important that you avoid discussions regarding pricing, bids, discounts, promotions, terms and conditions of sale, and any other proprietary or confidential information.

If you are unsure whether a particular business practice may be anti-competitive, or if you become aware of any practice that may be anti-competitive, you should contact senior legal counsel in the Legal Department.

8. Payments, Gifts and Entertainment

You must not engage in bribery, extortion or attempts to otherwise inappropriately influence public officials or others in order to obtain business advantage or access. These practices will not be tolerated by the Company.

Offering gifts and entertainment to others outside the Company may be appropriate in certain situations. However, the timing and nature of the gift or entertainment, as well as the circumstances under which it is offered, are important.

In particular, any gift or entertainment must be:

•	with limits defined in the Business Practices and Procedures or regulatory requirements;

•	reasonable and modest;

•	considered an accepted business practice; and

•	legal.

In general, gifts and entertainment should also be unsolicited.

Please refer to the Conflict of Interest and Corporate Opportunities section of this Code for guidance regarding situations where payments, gifts or entertainment have been offered to you.

9. Fraud Prevention

In carrying out your duties with the Company, you must not initiate, participate or assist in fraudulent or dishonest activities. Such activities include, but are not limited to:

•	theft, embezzlement or misappropriation of client or Company funds or property, or the property or funds of others;

•

forgery or alteration of any document or part thereof, including but not limited to cheques, drafts, employee expense invoices or reports, promissory notes or securities or policy related documents such as claims, loans, surrenders, withdrawals, assignments, etc.;

•	falsification, misuse or unauthorized removal of client or Company records;

•	false representation or concealment of information that is designed to result in a party obtaining a benefit to the detriment of the Company or its clients; and

•	false representation or concealment of information that is designed to result in the Company obtaining a benefit to the detriment of others.

Reporting, Investigation and Requests for Information or Assistance

The Company will promptly investigate any reports of fraudulent or dishonest activity related to Company business by directors, officers, employees, clients, claimants, vendors, suppliers or service providers. If you are aware of or suspect such fraudulent or dishonest activity, you must promptly report it to the General Counsel or Chair of the Board of IGM.

Do not attempt to conduct your own investigation. The Company is responsible for the investigation of any dishonest or fraudulent activities related to Company business through the Internal Audit department’s Investigation Unit. Where appropriate, the Company will report any dishonest or fraudulent activities to the appropriate law enforcement or regulatory agencies.

If you receive a request for information or assistance concerning fraudulent or dishonest activities from a law enforcement or regulatory agency, or from any other third party, you should immediately notify your Compliance Officer.

For additional guidance, please contact the General Counsel.

10. Integrity of Financial Information and Reporting Concerns

Business practices and procedures have been established to maintain and protect the integrity of our accounting and auditing processes as a public company. The Company’s financial statements must be prepared in accordance with Generally Accepted Accounting Principles, including the accounting requirements of applicable regulators. The Company’s financial statements must fairly present, in all material respects, the financial position, results of operations and cash flows of the Company.

You are responsible for the accuracy of all financial, accounting and expense information prepared by you, or under your supervision, and submitted to, or on behalf of, the Company. Any financial information must be accurate, timely, informative and understandable. You have a responsibility to raise any concerns you may have regarding accounting, internal accounting controls or auditing matters.

The Company has established Business Practices and Procedures to allow you to report complaints or concerns about IGM or any of its subsidiaries regarding these matters, and to ensure that such reports are investigated promptly and thoroughly. Please refer to these Business Practices and Procedures for examples of possible concerns regarding accounting, internal accounting controls or auditing matters, and for instructions on reporting procedures. Employees may report any complaint or concern anonymously although the Company’s ability to fully investigate an anonymous report may be limited if it is unable to obtain additional information.

In addition, if you become aware of any investment or transaction that you believe could adversely affect the well-being of the Company, you must report it to the General Counsel. The General Counsel will ensure that any concerns regarding such matters are reviewed by Company officers and, if appropriate, reported to the Audit Committee of the Board of Directors. Directors should report similar concerns to the General Counsel or the Chair of the Board of IGM.

11. Communicating with Others

Disclosure of Financial and Corporate Information

The Company is committed to consistent and fair disclosure practices aimed at informative, timely and broadly disseminated disclosure of information to the market in accordance with all applicable laws.

The Company is subject to the requirements of securities regulators and stock exchanges about how and when information about the Company is disclosed to the public. Accordingly, the

Company has established Business Practices and Procedures to help ensure that the public disclosure of significant non-public information is accurate, timely, informative and understandable.

You must comply with all Business Practices and Procedures related to the disclosure of non--public information. If you have questions regarding the disclosure of Company information, ask your leader or contact the Legal Department.

Requests from Regulators

The Company is regulated by a number of different entities. From time to time, these regulators may examine or request information from the Company. The Company co-operates with all appropriate requests for information on a timely basis. In order to help ensure prompt, consistent responses and confidentiality of regulatory information, if you receive an inquiry from a regulator, before responding, discuss with your Compliance Officer, or the Legal Department. A record should be kept of all information provided in response to regulatory requests. Please refer to related Business Practices and Procedures for additional guidance.

You must not conceal, destroy or alter any documents, lie or make any misleading statements to any regulatory agency representative or cause anyone else to do the same. If you become aware of or suspect someone else of doing so, you must report it immediately to the Legal Department.

Media Contact

In addition to everyday communications with outside persons and organizations, the Company will, on occasion, be asked to express its views to the media. If you are approached by a member of the media, you should indicate that it is the Company’s policy to refer all media inquiries to the Communications department. You should not respond to any media inquiries unless you are authorized to do so by them.

Personal Communications

Your personal communications should not identify the Company or your position with the Company. Do not use Company letterhead, envelopes, fax cover sheets, or other communication materials containing the Company’s name, logo or trademark for your personal communications.

In particular, in any personal communication with politicians, public officials, industry or professional associations, the media or the general public, you should not lead people to believe that you are expressing the views of the Company.

Political Involvement

The Company supports and respects your right to participate in the political process. However, you must not use Company funds, goods or services as contributions to, or for the benefit of, candidates or political organizations.

No one in the Company may require you to contribute to, support or oppose any candidate or political organization.

The Company may engage in political activities, including communicating with policy-makers at all levels of government and their staffs. You should not engage in such activity on behalf of the Company unless you have obtained authorization to do so from senior management, or for directors, from the Chair of the Board of IGM. These activities may trigger registration, licensing, and disclosure requirements. If you engage in such activities on behalf of the Company, you must comply with all applicable laws and regulations, and must contact your Compliance Officer or the Legal Department.

12. Acceptable Use of Company Resources

Company resources are not intended for personal use. Company resources include all equipment, supplies, letterhead, documents, data, mail services, phone services, e-mail and Internet access, and any other resources provided by the Company to support Company business activities. You are expected to use care and diligence to ensure that Company resources entrusted to you are secure. Misappropriation, unauthorized removal, or fraudulent or inappropriate use of Company resources is not permitted.

Incidental personal use of certain Company resources (e.g., email, Internet, local telephone calls, photo-copiers) may be acceptable, subject to management discretion and compliance with related Business Practices and Procedures, as long as it does not interfere with the intended business uses, it does not incur unauthorized expenses and it does not interfere with your productivity. Company resources must never be used for outside business activities, for improper purposes or to violate any laws. If you have a question about the incidental use of Company resources, please contact your leader or your Compliance Officer.

Computers and other electronic equipment, and all files and data stored on such equipment, are the property of the Company, including personal files and data. The Company monitors information processed, stored or transmitted on Company technology, including personal files, emails, internet activity, in accordance with applicable procedures, policies and local laws. The monitoring done by the Company is at its discretion without advance notice to you. By using Company systems or equipment, you consent to the Company’s inspection and use of any and all files and data transmitted via or stored on Company systems or equipment, including personal files and e-mail. The downloading or installation of unapproved software is not permitted.

Individuals should have no expectation of privacy while using any company furnished technology equipment and resources at any time, including but not limited to accessing the internet, personal social media accounts, or email. Individuals should be aware that their rights to privacy do not change even during limited periods of personal use.

To the extent that individuals wish their private activities to remain private, they should avoid using company-furnished technology equipment and resources such as their computer, mobile device. the internet or email.

Business Practices and Procedures have been established to govern the use of the Company’s e-mail systems, Internet resources and other technology. Business Practices and Procedures have also been established to govern the reporting and reimbursement of allowable business expenses.

If you become aware of loss, theft or misuse of Company resources or have questions about the proper use of those resources, you should contact your leader or your local Compliance Officer.

13. Intellectual Property

Company Intellectual Property

The Company’s intellectual property is among its most valuable assets and the Company is committed to protecting it. The Company’s intellectual property includes:

•	brands, logos, slogans, domain names, business names and other identifying features used to identify the Company and its products or services;
•	software, scripts, interfaces, documentation, advertising and marketing materials, content (such as website content) and databases;
•	trade secrets, ideas, inventions, systems and business processes; and
•	confidential information, as addressed in the Personal and Confidential Information section of this Code.

Intellectual property created while carrying out the duties of your employment or appointment with the Company, or using any Company resources, whether created during regular business hours or after hours, and whether created on or off Company property, is owned by the Company. You should disclose the creation of any such intellectual property to your leader.

You must use the Company’s intellectual property only as required in your position with the Company. Some examples of inappropriate use or infringement of the Company’s intellectual property may include:

•	using Company logos on a personal website;
•	duplicating copyrighted material without permission;
•	altering a Company logo to serve a purpose for which it was not intended; and
•	distributing Company software to third parties

Intellectual Property of Others

The Company may use the intellectual property of others that it has licensed, acquired or obtained permission to use. For example, the Company uses computer software under license from other companies, newspapers, books, magazines, articles, audio and video recordings, or other copyrighted material.

The Company respects the intellectual property rights of others. In the course of your duties with the Company, you must not use any intellectual property that belongs to others unless permitted by the terms of the applicable license agreement or otherwise permitted by applicable law.

Unauthorized or unlawful use of the intellectual property of others may include:

•	using another company’s logos in Company marketing materials without permission;
•	duplicating copyrighted material without permission;

•	plagiarizing documents, in whole or in part;
•	installing software that is not licensed to the Company onto Company computers; and
•	using intellectual property you obtained in the course of your employment with another company, in the course of your duties with the Company.

Reporting

If you become aware of or suspect any inappropriate use or infringement of the Company’s trademarks, copyrights, patents or other intellectual property rights, or the intellectual property rights of others, you should report it to the Legal Department.

For further guidance on your obligations relating to intellectual property, consult your leader or the Legal Department.

14. Further Information

Copies of all documents and policies referred to in this Code and additional reading material on many of the items addressed in this Code can be found under the Compliance sections of IG Source/MI Exchange/IPC Hub.